EXHIBIT 10.1

Certain identified information has been excluded from this License Agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

License Agreement

This License Agreement (this “Agreement”) is entered into as of this 10th day of May, 2021 (the “Effective Date”), by and between National Health Research Institutes (“NHRI”), and Applied Biopharma LLC (“Licensee”).

WHEREAS, the Licensed Technology claimed in the Licensed Patent Rights (as defined below) was developed by NHRI;

WHEREAS, Licensee wishes to obtain a license under the Licensed Technology and the Licensed Patent Rights; and

WHEREAS, NHRI desires to have products based on the inventions described in the Licensed Technology and the Licensed Patent Rights developed and commercialized to benefit the public;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1 Definition

1.1

“First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale of such Licensed Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

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1.2

“Net Sales” shall mean the total gross amounts billed or invoiced from the sale, leases, or other transfers of the Licensed Products by or on behalf of Licensee, its assignees and/or sublicensees (in each case, the “Invoicing Entity”), in each case after subtracting the following to the extent specifically and solely allocated to such Licensed Products and actually taken, paid, accrued or included or allocated based on good faith and reasonable estimates in the gross sales prices with respect to such sales, leases, or other transfers (and consistently applied as set forth below): (i) all normal and customary discounts of any type or nature (such as retroactive price reductions, cash discounts, volume discounts, chargebacks, allowances, rebates, returns and credits), (ii) compulsory payments and cash rebates related to the sales of such Licensed Products paid to a Governmental Authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program (such as Medicaid and Supplemental State program rebates, Medicare Part D “Donut Hole” Coverage Gap rebates, and “Industry Fees” for Brand Drugs as required by the Patient Protection and Affordable Care Act as amended by the Health Care Education Affordability Reconciliation Act), to the extent allowed and taken, (iii) to the extent separately stated on purchase orders, invoices or other documents of transfer, any sales, value added taxes related to the Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to business or income; and (iv) customer freight and shipping charges of such Licensed Product that are paid by or on behalf of the Invoicing Entity. NET SALES shall be worldwide sales as determined on an accrual basis in accordance with generally accepted accounting principles (“GAAP”) (as modified by the preceding parts of this definition). All such discounts, credits, rebates, and other deductions shall be fairly and equitably allocated to the Licensed Products and other products of Licensee and its sublicensees or assignees such that the applicable Licensed Product does not bear a disproportionate portion of such deductions. For the avoidance of doubt, inclusion of Licensed Products in any portfolio rebate program or substantially similar customer rebate programs shall be permitted, provided that such program does not discount the Licensed Products at a rate or percentage that is greater than the rate or percentage of discount applied to other products in the same program. For any sales by Licensee, its assignee to a wholesaler, Net Sales shall be deemed to be the product derived by multiplying the number of units of Licensed Products sold by the greater of (a) the invoice price(s) charged to such wholesaler and (b) the average net selling price by purchaser to arm’s length third parties for Licensed Products during the fiscal quarter in which the sale to the wholesaler took place, less any subtractions as described above. For the avoidance of doubt, in any transfers of Licensed Products between an Invoicing Entity and third party not for the purpose of resale by such third party, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, and in the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length, Net Sales will be calculated based on the fair market value of such Licensed Product, assuming an arm’s length transaction made in the ordinary course of business. Licensee shall provide NHRI documentation reasonably supporting the aforementioned items to be subtracted from the gross billing amounts of the Licensed Products.

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1.3

“Licensed Patent Rights” shall mean (a) the patents and patent applications listed in Appendix 1 attached hereto, (b) all patents and patent applications in any country of the world that claim or cover the Licensed Technology in which NHRI heretofore or hereafter has an ownership or (sub)licensable interest, and (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications listed in clauses (a) - (b) above or the patent applications that resulted in the patents described in clauses (a) - (b) above .

1.4	“Licensed Technology” shall mean the technology of DBPR211 Peripherally-Acting Cannabinoid Receptor 1 Antagonist described in Appendix 2.

1.5

“Licensed Product” shall mean any product the manufacture, use, offer for sale, sale, or import of which is covered by the Licensed Technology listed in Appendix 2 attached hereto, or the Licensed Patent Right as listed in Appendix 1 attached hereto.

1.6

“Sublicensing Revenue” shall mean (a) any consideration received by Licensee or its affiliates from third party as consideration for the grant of any rights thereto with respect to any Licensed Technology or Licensed Patent Rights, including but not limited to revenues, royalties, upfront fees, license maintenance fees, license fees, option fees, option exercise fees, milestone payments, success fees and other payments received by Licensee or its affiliate with respect to the grant of any such rights or option to be granted any such rights, and (b) any recovery, damages, or settlement amounts received by Licensee or any affiliate thereof with respect to the actual, potential, or alleged infringement of any Licensed Technology or Licensed Patent Rights.

Article 2 License Grant

2.1

Subject to the terms and conditions set forth in this Agreement, NHRI hereby grants to Licensee a worldwide, terminable, royalty-bearing, exclusive license under the Licensed Technology and Licensed Patent Rights to make, have made, offer for sale, sell, have sold, use, have used, import or have imported Licensed Product.

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Article 3 Exploitation of Licensed Patent Rights and Licensed Technology

3.1	Delivery of Materials: NHRI shall deliver materials of this Licensed Technology (as detailed in Appendix 2) to Licensee within 30 days after this Agreement begins to be effective.

3.2

Application and Maintenance of Patents: During the term of this Agreement, relevant fees and expenses arising from application and maintenance of Licensed Patent Rights (as detail in Appendix 1) and the other intellectual property rights in respect of Licensed Technology shall be borne by Licensee; provided, however, that NHRI shall still be liable for management of Licensed Patent Rights and the other intellectual property rights in respect of Licensed Technology and their application and maintenance.

3.3

Commercialization: Licensee shall make commercially reasonable efforts in the further development and commercialization of Licensed Patent Rights and Licensed Technology in accordance with the Development Timeline set forth in Appendix 4.

3.4

Commercialization referred in this Agreement includes exploitation of Licensed Patent Rights and Licensed Technology by Licensee and further development results arising from such exploitation of Licensed Patent Rights and Licensed Technology, or license fees or royalties arising from sublicensing to third parties for commercialization.

3.5

The Licensed Technology or Licensed Patent to be used in Mainland China (including Hong Kong and Macau) shall be subject to the following conditions: (a) written notification from Licensee to NHRI in advance, (b) prior written consent by NHRI to Licensee, and (c) the approval from Ministry of Health and Welfare and the Ministry of Economic Affairs of Republic of China (Taiwan, R.O.C.) obtained in advance pursuant to “Scientific and Technological Research and Development Results Ownership and Utilization Regulation of the Ministry of Health and Welfare”, “Scientific and Technological Research and Development Results Ownership and Utilization Regulation of the Ministry of Economic Affairs” and the related laws and regulations.

3.6

The Licensee agrees that if the Licensed Product will be manufactured outside of Taiwan, R.O.C., the approval shall be obtained in advance from the Ministry of Economic Affairs (Taiwan, R.O.C.) pursuant to “Scientific and Technological Research and Development Results Ownership and Utilization Regulation of the Ministry of Economic Affairs”. Such approval shall not be unreasonably withheld.

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3.7

The Licensee acknowledges that the Ministry of Economic Affairs and the Ministry of Health and Welfare (Taiwan, R.O.C.) may consider intervention by exercising the relevant statutory powers pursuant to “Scientific and Technological Research and Development Results Ownership and Utilization Regulation of the Ministry of Health and Welfare”, “Scientific and Technological Research and Development Results Ownership and Utilization Regulation of the Ministry of Economic Affairs” and the related laws and regulations.

Article 4 Ownership of Intellectual Property Rights and Infringement Liability

4.1

NHRI owns the intellectual property rights of Licensed Patent Rights and Licensed Technology. During the term of this Agreement, NHRI may neither exploit the Licensed Technology by itself, nor sublicense the Licensed Technology to third parties for exploitation without the express written consent of Licensee; provided, however, that Licensee agrees that NHRI can use the Licensed Technology for non-commercial research purposes by NHRI or its related parties. NHRI, however, is expressly prohibited from conducting clinical trials in human subjects or animal subjects using the Licensed Technology without the express written approval of Licensee.

4.2

Except in the case of a sale of substantially all of its assets or a merger where Licensee is not the surviving company, Licensee shall not assign any of its rights or obligations under this Agreement without the prior written consent of NHRI which shall not be unduly withheld. Licensee shall ensure that any permitted assignee shall assume all obligations of its assignor under this Agreement.

4.3

In case that the intellectual property rights of Licensed Technology is infringed and it is necessary to make claims or bring suits, either party shall notify the other party immediately, and try with best efforts to cooperate with each other to proceed with safeguard procedures or legal process in order to protect mutual rights and interests. Attorneys’ fees, litigation fees and all other relevant fees and expenses shall be borne by Licensee. In any suit to enforce or defend License Patent Rights pursuant to this Article 4(5), the party not in control of such suit shall, at the request and expense of the controlling party, reasonably cooperate and, to the extent possible, have its employees testify when requested, and make available relevant records, papers, information, samples, specimens, and the like.

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4.4

In the event that any derivative or augmented products or technologies solely developed or added by Licensee in the process of making Licensed Products (“Derivative Technology”) infringes third parties’ intellectual property rights, NHRI will not be liable for such actions by Licensee. If any Derivative Technology developed, Licensee shall promptly notify NHRI of the existence of such Derivative Technology, and shall license such Derivative Technology to NHRI without licensing fees for purposes of academic research or private study by NHRI only, provided, however, that NHRI shall not disclose or deliver technical information of such Derivative Technology to third parties or make it known to third parties via publication or any other form of disclosure.

4.5

Licensee shall place proper labels on Licensed Products in accordance with relevant laws of countries or areas where such Licensed Products are manufactured or marketed. NHRI will not be liable for products liability arising from such Licensed Products, and Licensee shall ensure that NHRI will not suffer any loss or damage due to such products liability.

4.6

When any third party makes claims or brings litigation in process of Licensee’s development, production or sales, Licensee shall undertake whole liability, and NHRI will not undertake any liability for damage. If Licensee infringes any third party’s patent rights due to exploitation of Licensed Patent Rights or Licensed Technology and is claimed or sued accordingly, NHRI may attend court hearings or participate with such actions on its own expense, but all relevant liability shall be borne by Licensee. Licensee or its sublicensees is required to pay royalties to any third party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import any Licensed Product, then Licensee shall have the right to credit one percent (1%) of such third party royalty payments against the corresponding amount of royalties owing to NHRI with respect to sales of such Licensed Product in such country. Licensee shall, at any time, have the sole right to settle any such litigation without consulting NHRI; however, provided that, if such settlement will adversely affect NHRI’s patent rights, Licensee shall not settle any such litigation without obtaining the written consent from NHRI and shall report the progress periodically to NHRI during the settlement negotiations

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Article 5 Sublicense

5.1

NHRI grants Licensee the right to grant sublicenses to third parties under the conditions that (a) the Sublicensee shall agree to abide by all the terms and provisions of this Agreement; (b) Licensee shall remain fully liable for the performance of its and its Sublicensee’s obligations hereunder; (c) Licensee shall notify NHRI in writing of any grant of a sublicense within 30 days prior to such sublicense; and (d) Licensee shall provide to NHRI a copy of draft sublicense agreement and the Licensee represents that the effectiveness of such sublicense agreement between Licensee and Sublicensee shall be subject to this Agreement .

5.2	Licensee shall furnish NHRI with a fully executed copy of any sublicense agreement, promptly after its execution, and copies of royalty reports provided to Licensee by any sublicensees.

5.3

Licensee shall be responsible for any breach of a sublicense agreement by any sublicensee that results in a material breach of this Agreement. Licensee shall either (a) cure such breach in accordance with Article 11 of this Agreement or (b) enforce its rights by terminating such sublicense agreement in accordance with the terms thereof.

5.4

Twenty percent (20%) of Sublicensing Revenue shall be distributed to NHRI, provided, however, that in case sublicense scope includes Derivative Technology, distribution percentages of Sublicensing Revenue shall be negotiated and determined by both parties individually. Within thirty (30) days of the end of each calendar quarter during which Licensee receives Sublicensing Revenue, Licensee shall pay NHRI the amounts set forth above. After expiration of sublicensing agreements, distribution percentages shall still be effective continually. On a quarterly basis (every 3 months) Licensee shall report in writing to NHRI any Sublicensing Revenue earned in the preceding calendar quarter, and Licensee shall make any payment owed to NHRI.

5.5

If Licensee breaches or fails to perform its development obligation according to the Development Timeline set forth in Appendix 4 and has not rectified such breach within six (6) months after the date of notice by NHRI, NHRI will be relieved from restriction on sublicensing to third parties for exploitation as stipulated in Article 4.1 and may sublicense the Licensed Patent Rights or Licensed Technology to any third party at its own discretion except in the case of a clinical hold being placed on Licensee with a term not exceeding twelve months by any regulatory agency such as FDA or EMA or other competent regulatory agency concerning the conduct of any clinical trial during the term of this Agreement.

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5.6

The Licensed Technology or Licensed Patent to be sublicensed in Mainland China (including Hong Kong and Macau) shall be subject to this Article and the following conditions: (a) written notification from Licensee to NHRI in advance, (b) prior written consent by NHRI to Licensee, and (c) the approval from Ministry of Health and Welfare and the Ministry of Economic Affairs of Republic of China (Taiwan, R.O.C.) obtained in advance pursuant to “Licensing Measures for Investment or Technical Cooperation in Mainland China” and the related law and regulations.

Article 6 Duties and Liabilities

6.1

Consultation and guidance. After delivery of any information by NHRI to Licensee and receipt of NHRI’s detailed written reply to any questions or comments Licensee may have concerning information supplied by NHRI to Licensee, if Licensee requests NHRI to provide detailed consultation service or personnel trainings, Licensee shall pay NHRI technical service fees, and amounts and methods of such payments shall be negotiated by NHRI and Licensee.

6.2

Duty of Care. Licensee shall (i) prepare well-thought and feasible plans for commercialization of this Licensed Technology or Licensed Patent Rights, (ii) conduct such commercialization plan subject to the Development Timeline set forth in Appendix 4 using best commercial efforts, and (iii) provide development progress reports to NHRI on a yearly basis. Licensee agrees that if the development period is longer than the maximum allowable development period specified in Appendix 4, NHRI may issue a written notice to Licensee to request improvements or a response within six (6) months of such notice. Except in the case of a clinical hold being placed on Licensee with a term not exceeding twelve months by any regulatory agency such as FDA or EMA or other competent regulatory agency concerning the conduct of any clinical trial, if Licensee fails to make improvements or provide a response within the six (6) months from date of notice by NHRI, NHRI may terminate this Agreement in writing. The aforementioned maximum allowable development period may be extended, subject to written approval of both parties, as required in the circumstances, and NHRI shall not unreasonably withhold its consent.

6.3

Duty of Confidentiality: During the term of this Agreement and including any extension thereof, Licensee shall exercise reasonable care to prevent the disclosure of Confidential Information belonging to NHRI. During the term of this Agreement and any extension thereof, NHRI shall exercise reasonable care to prevent the disclosure of Confidential Information belonging to Licensee. Confidential Information shall include all information disclosed by one party to the other that is marked as Confidential Information by the disclosing party except information which:

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6.3.1

is known to the Licensee before receipt thereof under this Agreement or is independently developed by or for the Licensee without benefit of the Confidential Information supplied hereunder, as evidenced by its written records;

6.3.2	is disclosed to the Licensee without restriction after acceptance of this Agreement by a third party having a legal right to make such disclosure; or

6.3.3	is or becomes part of the public domain through no breach of this Agreement by the Licensee.

6.4

Each of NHRI’s or Licensee’s employees, consultants, advisers, managers, officers, directors, affiliates, subsidiaries, parent companies and any entity or individual directly or indirectly controlling NHRI or Licensee or directly or indirectly controlled by NHRI or Licensee shall be subject to the obligations set forth in Article 6.3. Any breach by any of the foregoing persons or entities shall be deemed as a breach of Article 6.3 by NHRI or Licensee, respectively.

6.5

Nothing in this Agreement shall be construed to restrict the parties from disclosing Confidential Information as required by law or court order or other governmental order or request, provided in each case the party requested to make such disclosure shall timely inform the other party in written form and shall use all reasonable efforts to limit the disclosure and maintain the confidentiality of such Confidential Information to the extent possible. In addition, the party requested to make such disclosure shall permit the other party to attempt to limit such disclosure by appropriate legal means.

6.6

The parties agree that Article 6.3 and 6.4 shall apply retroactively to the first date on which NHRI or Licensee received any Confidential Information and that Article 6.3 and 6.4 shall remain in full effect for ten (10) years after the termination or expiration of this Agreement and may be extended by written agreement signed by the parties.

6.7	Licensee shall reimburse all patent filling costs regarding the Licensed Patent Rights (“Patent Filling Costs”) to NHRI set forth in Appendix 3.

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Article 7 Licensing Fees, Royalties, and Payment Methods

7.1

License Fee: Licensee shall pay NHRI the license fee equal to [information has been omitted from the filed version of this License Agreement] U.S. Dollars (US$[information has been omitted from the filed version of this License Agreement]) within 30 days of the Effective Date of this Agreement.

7.2

Diligence Document Delivery Fee: Licensee shall pay NHRI the diligence document delivery fee of [information has been omitted from the filed version of this License Agreement] U.S. Dollars (US$[information has been omitted from the filed version of this License Agreement]) within 30 days of the Effective Date of this Agreement.

7.3

Milestone Payments: Licensee shall be responsible for achieving Milestones set forth in Appendix 3. Milestone payments shall be paid by Licensee to NHRI in the lawful currency of the United States of America (USA) in accordance with the terms and conditions set forth in Appendix 3 whether the Milestone is fulfilled by Licensee, itself or through its Affiliates or sublicensees.

7.4

Minimum Annual Royalty Payment: Licensee shall make minimum annual royalty payment to NHRI in the amount of [information has been omitted from the filed version of this License Agreement] U.S. Dollars (US$[information has been omitted from the filed version of this License Agreement]) once every twelve-month period beginning on the twelfth (12) month after the Effective Date and once every twelve months thereafter until the date of the First Commercial Sale of Licensed Products. If the period is less than twelve months, the minimum annual royalty payment shall be calculated on a pro rata basis.

7.5	Royalties on Sale of Licensed Products:

7.5.1

During the Term, Licensee shall pay NHRI an annual royalty equal to four percent (4%) of Net Sales of Licensed Products within thirty (30) days of the end of each calendar year until the last of Licensed Patent Rights (including the extension period of Patent Term Restoration, Supplementary Protection Certificates, or any similar regime) and the exclusive market approval for the Licensed Product expire on a country-by-country basis.

7.5.2	On a quarterly basis (every 3 months) Licensee shall report in writing to NHRI the Net Sales of Licensed Products sold in the preceding calendar quarter, and Licensee shall make payment owed to NHRI.

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7.6	Payment currency and method of payment:

7.7.1

All payments made by Licensee to NHRI are to be made by international bank wire transfer in the lawful currency of the United States of America. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1.00) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

7.7.2

Licensee shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Licensee, or its sublicensees, or any taxes required to be withheld by Licensee, or its sublicensees, to the extent Licensee, or its sublicensees pay to the appropriate governmental authority on behalf of NHRI such taxes, levies or charges. Licensee shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of NHRI by Licensee, or its sublicensees. Licensee promptly shall deliver to NHRI proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7.7

If necessary, NHRI may send persons in charge of relevant business and accounting matters or entrust CPAs to verify Licensee’s sales amount of products manufactured with this Licensed Technology, status of sublicensing to third parties and other incomes in Licensee’s principal office, and Licensee shall cooperate during verification and may not reject or interrupt for any excuses. Licensee shall keep relevant books and statements till 3 years after expiration of this Agreement, and if necessary, NHRI may check such books and statements, and Licensee may not reject. After NHRI has received royalty reports from Licensee, NHRI may audit such reports. If NHRI finds there is an underestimate of royalties paid by Licensee, Licensee shall pay the deficient amount owed, and relevant interest on the unpaid royalty amount calculated at a rate of five percent (5%) per year. If the deficient amount exceeds three percent (3%) of deficient amount payable by Licensee, Licensee shall reimburse NHRI for its cost to verify such royalty reports.

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Article 8 Disclaimer

8.1

Licensed Technology is provided to Licensee on basis of “As Is” according to technical status completed by NHRI when this Agreement is made, and patents rights for several countries as described in Appendix 2 have been applied. NHRI may support Licensee in exploiting this Licensed Technology, but NHRI makes no warranties about patentability, suitability for specific usage and probability of commercialization.

8.2	All unpublished NHRI technical information acquired by Licensee because of this Agreement shall be treated as Confidential Information.

8.3	Licensee shall undertake liability for any infringement it suffers or causes to third parties due to exploitation of this Licensed Technology.

Article 9 Breaches

9.1

Non-Payment. In the event Licensee does not pay monies owed NHRI in accordance with Articles 5 and 7 within thirty (30) days of the payment due date, NHRI may charge a five percent (5%) annualized fee on the unpaid amount as damage for delayed payment (when the period of delay is less than one month it shall be calculated as one full month).

9.2

Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, earthquakes, hurricanes, acts of nature, embargoes, war, acts of war (whether declared or not), acts of terrorism, insurrections, riots, civil unrest, labor strikes, lockouts or other labor disturbances, epidemics, pandemics or other public health disasters, acts of God, changes of laws, competent authorities’ order, government imposed business closures resulting from “Shelter-in-Place” orders, or omissions or delays in acting by any governmental authority or the other party.

9.3

In the event either party needs to pause performance of or terminate all or parts of this Agreement due to changes of laws or competent agencies’ order and both parties cannot agree how to resolve such issue(s), either party may initiate arbitration proceedings to resolve the matter in accordance with terms set forth in Section 13.3 of this Agreement.

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Article 10 Term of this Agreement

10.1

Term. This Agreement shall become effective on the Effective Date and continue in full force and effect after the Effective Date until the last of the Licensed Patent Rights (including the extension period of Patent Term Restoration, Supplementary Protection Certificates, or any similar regime) and the exclusive market approval for the Licensed Product expire on a county-by-country basis unless early termination of this Agreement pursuant to Article 11 (the “Term”).

Article 11 Termination

11.1

Survival. Licensee’s obligation to pay all amounts owed to NHRI under this Agreement shall survive the termination of this Agreement. Articles 8, 9, 11, 13, 14, and 15 shall survive termination, rescission, or expiration of this Agreement.

11.2

Expiration. Subject to Article 11.3 and 11.4 below, this Agreement shall expire on the expiration of Licensee’s obligation to pay royalties to NHRI under Article 7.5 and 7.6. The license grants under Article 2 shall be effective at all times prior to such expiration, and following such expiration of this Agreement.

11.3	Termination. This Agreement may be terminated by mutually agreement by both parties in writing.

11.4

Termination for Breach. Unless otherwise expressly provided herein, if either party materially breaches this Agreement, the other party shall have the right to terminate this Agreement by written notice to the breaching party if such material breach is not cured within ninety (90) days after written notice specifying such material breach is given by the non-breaching party. The parties agree that any failure to pay any amount due under this Agreement by the due date established herein shall be deemed a material breach for purposes of this Section.

11.5

Duty of Care Termination. Except in the case of a clinical hold being placed on Licensee by a regulatory agency such as FDA or EMA or other competent regulatory agency concerning the conduct of any clinical trial, in the event Licensee breaches Duty of Care stipulated in Article 6(2) and fails to correct its breach after six (6) months of NHRI’s notice, NHRI may terminate this Agreement.

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11.6

Effect of Termination. Termination of this Agreement shall not relieve the parties hereto of any obligation accruing prior to such expiration or termination. After termination of this Agreement, Licensee is not allowed to exploit or sublicense other parties to exploit the Licensed Technology and the Licensed Patent, but Licensee may present sufficient evidence to prove that specified Licensed Products are made prior to termination of this Agreement, such Licensed Product may continue to be sold; provided, however, that Licensee shall pay royalties in accordance with Article 7, and comply with all other provisions of this Agreement.

Article 12 Additional Provisions

12.1

Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

12.2

Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

12.3

Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

12.4

Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

12.5	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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12.6	Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement.

12.7

Notices. Any communication (hereinafter a “Notice”) required under the terms of this Agreement must be in writing, addressed to the receiving party’s Notice Address and representative, and be delivered either: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by email with read receipt received by sending party.

12.8

Headings and Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

Article 13 Governing Law and Dispute Resolution.

13.1

If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practical in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably, then the parties will submit to binding arbitration as set forth herein.

13.2	This Agreement shall be interpreted and applied in accordance with laws of the Republic of China (R.O.C.).

13.3

Arbitration: Any dispute, controversy or claim initiated by one party against the other party arising out of, resulting from or relating to this Agreement, or the performance by either party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, or (b) any bona fide third party action or proceeding filed or instituted in an action or proceeding by a third party against a party to this Agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the International Court of Arbitration by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in Los Angeles, California, USA if Licensee is alleged to violated terms and conditions of this Agreement, or shall be in Taipei, Taiwan, Republic of China (R.O.C.) if NHRI is alleged to violated terms and conditions of this Agreement. The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

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Article 14 Notices.

14.1

Notices or requests relevant to this Agreement shall be delivered to following addresses and persons (hereinafter “Contact Persons”). When any notice or request is delivered to such Contact Persons, it shall be deemed as effectively delivered to the party designating such Contact Persons:

Contact Persons of NHRI: _____________

Title: _______________________

___________________________

Phone: ____________________________

Address: ___________________________

Contact for Licensee:

Applied Biopharma LLC

320 Park Avenue

New York, NY 10022 USA

ATTN: _____________________

Title: _____________________

Telephone: ____________________

Email: ____________________

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14.2	In case there is any change to Contact Persons of this Agreement, the other party shall be notified in writing, and updated information shall be provided.

Article 15 Identification of Name for Products Manufactured with Licensed Technology

15.1

Licensee agrees that before patents are granted for this “Licensed Technology”, wordings of “Patents applied for” shall be clearly put on Licensed Product (or their containers or attached tags); and after patents are granted for this “Licensed Technology”, the related patent number shall be clearly marked.

15.2

Except as required by USA or ROC law, neither party nor its sublicensees, employees, and agents may use the name, logo, seal, trademark, or service mark (including any adaptation of them) of the other party. Licensee may, however, acknowledge that it has entered into a worldwide exclusive license agreement with NHRI concerning Licensed Patents and Licensed Technology.

Parties

NHRI: National Health Research Institutes

Signature: /s/ Kung-Yee Liang

Representative: President, Kung-Yee Liang

Address: _____________________________

Date: March 25, 2021

Licensee: Applied Biopharma LLC

Signature: /s/ Scott Stevens

Representative: Scott Stevens

Address: _____________________________

Date:  __________________

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Appendix 1: List of Licensed Patents

[information has been omitted from the filed version of this License Agreement]

Appendix 2: Content of Licensed Technology; DBPR211 Authorized Technology List

I. Summary of technology information of DBPR211

A. Pharmacology

[information has been omitted from the filed version of this License Agreement]

B. DMPK and bioanalysis

[information has been omitted from the filed version of this License Agreement]

C. Preliminary Studies

[information has been omitted from the filed version of this License Agreement]

D. CMC: Drug product

[information has been omitted from the filed version of this License Agreement]

E. Toxicology

[information has been omitted from the filed version of this License Agreement]

F. Clinical Trial

[information has been omitted from the filed version of this License Agreement]

G. FDA related

[information has been omitted from the filed version of this License Agreement]

H. TFDA related

[information has been omitted from the filed version of this License Agreement]

II. Material

[information has been omitted from the filed version of this License Agreement]

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III. Publications

[information has been omitted from the filed version of this License Agreement]

Appendix 3: License fee and milestones

[information has been omitted from the filed version of this License Agreement]

Appendix 4: Development Timeline

[information has been omitted from the filed version of this License Agreement]

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